EXHIBIT 99.5





                        Report of Independent Accountants


The First National Bank of Atlanta
77 Reeds Way
New Castle Corporate Commons
New Castle, Delaware 19720

and

The Bank of New York
101 Barclay Street
Corporate Backed Asset Unit
New York, NY 10286

                        Wachovia Credit Card Master Trust

We have examined management's assertion, included in the accompanying REPORT OF MANAGEMENT ON CONTROLS that The First National Bank of Atlanta (the "Company"), a wholly-owned subsidiary of Wachovia Corporation, maintained effective internal control over the servicing of credit card accounts and preparation of monthly servicer's certificates as of October 31, 1999, pursuant to the Wachovia Credit Card Master Trust (the "Trust") Pooling and Servicing Agreement dated as of October 26, 1995 between the Company and The Bank of New York (the "Agreement") and the Series 1995-1, Series 1999-1, and Series 1999-2 Supplements to the Pooling and Servicing Agreement dated October 26, 1995, March 24, 1999, and September 21, 1999, respectively (the "Supplements"), based upon the following criteria:

o The controls provide reasonable assurance that funds collected are remitted to The Bank of New York (the "Trustee") in accordance with the Agreement and Supplements.

o The controls provide reasonable assurance that Trust assets are segregated from those retained by the Company in accordance with the Agreement and Supplements.

o The controls provide reasonable assurance that expenses incurred by the Trust are calculated and remitted in accordance with the Agreement and Supplements.

o The controls provide reasonable assurance that monthly servicer's certificates provided to the Trustee are reviewed by the Vice President, or above, prior to distribution.

o The controls provide reasonable assurance that monthly servicer's certificates contain all required information in accordance with the Agreement and Supplements.

Management is responsible for maintaining effective internal control over the servicing of credit card accounts and preparation of monthly servicer's certificates. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal control over the servicing of credit card accounts and the preparation of monthly servicer's certificates, testing, and evaluating the design and operating effectiveness of those controls, and such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of the internal control over the servicing of credit card accounts and preparation of monthly servicer's certificates to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assertion the Company maintained effective internal control over the servicing of credit card accounts and the preparation of monthly servicer's certificates, pursuant to the Agreement and Supplements, as of October 31, 1999 is fairly stated, in all material respects, based upon the following criteria:

            o The controls provide reasonable assurance that funds collected are remitted to The Bank of New York (the "Trustee") in accordance with the Agreement and Supplements.

            o The controls provide reasonable assurance that Trust assets are segregated from those retained by the Company in accordance with the Agreement and Supplements.

            o The controls provide reasonable assurance that expenses incurred by the Trust are calculated and remitted in accordance with the Agreement and Supplements.

            o The controls provide reasonable assurance that monthly servicer's certificates provided to the Trustee are reviewed by the Vice President, or above, prior to distribution.

            o The controls provide reasonable assurance that monthly servicer's certificates contain all required information in accordance with the Agreement and Supplements.

This report is intended solely for the information and use of The First National bank of Atlanta and The Bank of New York and is not intended to be and should not be used by anyone other than these specified parties.

                                                     Ernst & Young LLP



Winston-Salem, North Carolina
November 19, 1999
                                       15